Exhibit 99.1

For more information, contact:

Investors:

Corey Kinger

corey.kinger@ww.com

Media:

Kelsey Merkel

kelsey.merkel@ww.com

Tara Comonte, CEO TMRW Life Sciences, to Join WW International, Inc. Board of Directors

NEW YORK (May 15, 2023) – WW International, Inc., (NASDAQ: WW) known as WeightWatchers, announced today that Tara Comonte, CEO of TMRW Life Sciences, Inc. (TMRW), has been appointed to the WeightWatchers Board of Directors, effective as of June 1, 2023.

“It is a pleasure to welcome Tara to the board at such a pivotal and transformational time for WeightWatchers,” said Thilo Semmelbauer, Chairman of the Board of WeightWatchers. “Tara is a seasoned executive with extensive strategy, finance, and operations experience at high-growth companies at the forefront of cultural conversations and transformation. In addition to her deep financial experience, we have been impressed by her insights and knowledge of the healthtech space.”

“As a firm believer in the power of community and technology to improve health outcomes, I am thrilled to be joining the WeightWatchers board. I have closely followed the Company’s progress and transformational efforts, and I am looking forward to working with Sima and the management team to drive profitable growth and redefine the global conversation around weight health,” said Comonte.

TMRW Life Sciences is a fast-growing technology company operating in the reproductive health sector. Named Fast Company’s #1 Most Innovative Biotech company in 2022, TMRW created the world’s first and only FDA-cleared, automated platform for the safe management of frozen eggs and embryos used in vitro fertilization. Prior to TMRW, Ms. Comonte served as Shake Shack’s President and Chief Financial Officer, where she led the implementation of customer-first digital and technology solutions, resulting in significant value creation. Prior to that, she held various financial and operational C-level positions at large public and private equity-owned media companies, including Getty Images and McCann Worldgroup. In addition to serving on TMRW’s Board of Directors, Ms. Comonte is also on the Board of Strava, the leading subscription platform for connected fitness.

Comonte’s appointment follows the recent election of Tracey Brown, EVP and President of Retail and U.S. Chief Customer Officer at Walgreens and the former CEO of the American Diabetes Association.

“With Tara and Tracey joining, our Board now has added two experienced leaders whose perspectives on healthcare and leveraging technology will be invaluable,” continued Semmelbauer.

Director Christopher Sobecki will step down from the Board of Directors effective May 31, 2023, after serving on the Board since Artal’s acquisition of WeightWatchers from Heinz in 1999.

“We are grateful for Chris’ leadership, dedication, and guidance over 24 years, which has allowed WeightWatchers to sustain its market position across many cycles. He will be missed, and we thank him for his many and lasting contributions,” said Semmelbauer.

About WW International, Inc.

WeightWatchers is a human-centric technology company powered by our proven, science-based, clinically effective weight loss and weight management program. For six decades, we have inspired millions of people to adopt healthy habits for real life. We combine technology and community to help members reach and sustain their goals on our program. To learn more about the WeightWatchers approach to healthy living, please visit ww.com. For more information about our global business, visit our corporate website at corporate.ww.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review the Company’s filings with the United States Securities and Exchange Commission (which are available on the SEC’s EDGAR database at www.sec.gov and via the Company’s website at corporate.ww.com).